UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. 1)*

                                BroadVision Inc.
             -------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
             -------------------------------------------------------
                         (Title of Class of Securities)


                                   111412 10 2
             -------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 1999
             -------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  |_|      Rule 13d-1(b)

                  |_|      Rule 13d-1(c)

                  |X|      Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

-------------------------                              -------------------------
CUSIP No. 111412 10 2                  13G                 Page 2 of 4 Pages
-------------------------                              -------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

     Pehong Chen
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBEROF A GROUP*

     (a)
     (b)
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     USA
--------------------------------------------------------------------------------
          NUMBER OF                     5    SOLE VOTING POWER
            SHARES
         BENEFICIALLY                        20,625,000
           OWNED BY
             EACH
          REPORTING
            PERSON
            WITH:

                                   ---------------------------------------------
                                        6    SHARED VOTING POWER

                                              -0-
                                   ---------------------------------------------

                                        7    SOLE DISPOSITIVE POWER

                                             20,625,000
                                   ---------------------------------------------
                                        8    SHARED DISPOSITIVE POWER

                                             -0-
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     20,625,000 (includes 3,000,000 shares issuable upon exercise of options exercisable within 60 days)
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     24.4%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1.

     (a) Name of Issuer:    BroadVision, Inc.

     (b) Address of Issuer's Principal Executive Offices:

                            585 Broadway
                            Redwood City, CA  94063

Item 2.

     (a) Name of Person Filing:

                            Pehong Chen

     (b) Address of Principal Business Office or, if none, Residence

                            585 Broadway
                            Redwood City, CA  94063

     (c) Citizenship

                    Pehong Chen               USA

     (d) Title of Class of Securities:        Common Stock

     (e) CUSIP Number:111412 10 2

Item  3.  If  this  statement  is  filed  pursuant  to  ss.ss.240.13d-1(b),   or
          240.13d-2(b) or (c), check whether the person filing is a:

          Not applicable


Item 4. Ownership

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

          (a) Amount Beneficially Owned: 20,625,000 (includes 3,000,000 shares issuable upon exercise of options exercisable within 60 days)

          (b) Percent of Class: 24.4%

          (c) Number of shares as to which such person has:

                           (i)   Sole  power  to vote  or to  direct  the  vote:
                                 20,625,000

                           (ii)  Shared power to vote or to direct the vote: 0

                           (iii) Sole   power  to   dispose  or  to  direct  the
                                 disposition of: 20,625,000

                           (iv) Shared power to dispose or to direct the disposition of: 0


Item 5. Ownership of Five Percent or Less of a Class

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|.


Item 6. Ownership of More than Five Percent on Behalf of Another Person

        Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

         Not applicable.


Item 8.  Identification and Classification of Members of the Group

         Not applicable.


Item 9.  Notice of Dissolution of a Group

         Not applicable.


Item 10. Certification

         Not applicable.


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                      February 11, 2000
                                              ----------------------------------
                                                            Date


                                                      /s/ Pehong Chen
                                              ----------------------------------
                                                          Signature


                                                         Pehong Chen
                                              ----------------------------------